Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

MAL MIXON TO RETIRE AS EXECUTIVE CHAIRMAN OF INVACARE CORPORATION AT YEAR-END

ELYRIA, Ohio (November 14, 2014) - Invacare Corporation (NYSE: IVC) announced today that the Company’s founder, A. Malachi Mixon, III, 74, will retire as Executive Chairman of the Board of Directors, effective December 21, 2014. Mr. Mixon will continue his responsibilities as a non-employee member of the Board until the 2015 annual meeting when the Company will nominate him for one additional term after which he will reach the Board's mandatory retirement age of 75.

“Over the past 35 years, I have had the privilege of leading and guiding Invacare’s evolution into a global manufacturer and distributor of medical devices that promote recovery and active lifestyles. At this important transition point in the Company’s history, I feel that now is the appropriate time for me to retire and let the next generation of leadership guide the Company into the future. I have full confidence in our management team as they work to restore profitability in the North America and Asia/Pacific businesses and exit the injunctive phase of the Company’s consent decree with the United States Food and Drug Administration,” said Mr. Mixon.

In 1979, Mr. Mixon led a leveraged buy-out of Invacare Corporation with the support of his business partner, Joseph B. Richey, II, and a small group of investors. During his tenure, the Company has grown from a domestic manufacturer of lifestyle products with annual net sales of $19 million into a global home medical device company with a broad product portfolio and annual net sales of $1.4 billion in 2013. Throughout his career, Mr. Mixon has been a staunch advocate for the home medical equipment industry in Washington, D.C., and throughout the United States.

Mr. Mixon continued, “It has been a pleasure working with the very talented associates at Invacare. They have been integral in fulfilling our brand promise to customers and people who use Invacare® products - Making Life’s Experiences Possible™. I also want to thank the many customers and shareholders who have supported Invacare over the years. Looking ahead, I am confident that the Company will be well-positioned for a strong future, as the home and long-term care markets continue to become an increasingly important component of the world's continuum of care. I still have a passion for this incredible channel of healthcare and look forward to continuing to work with the management team and other members of the Board.”

The terms of Mr. Mixon’s retirement are detailed in a Form 8-K to be filed with the United States Securities and Exchange Commission on or about the date hereof.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,200 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of Company facilities and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree even in light of the new credit agreement amendment); the Company's inability to satisfy its liquidity needs, including efforts to establish a new credit agreement, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.